Exhibit 4.59

Declaration and Undertaking

To

eLongNet Information Technology (Beijing) Co., Ltd. (“WFOE”)

No. 10 Middle Jiuxianqiao Road, Chaoyang District, Beijing

eLong, Inc.

4th Floor, Hutchence David Century Garden, George Town, Grand Cayman, Cayman Islands

This Declaration and Undertaking has been duly executed and represents the genuine intent of each of the two persons which are signatories hereto.

Hao Jiang (“Party A”)

Residence: Room 601, Building No. 63, No. 316, Gumeixi Road, Minhang District, Shanghai

ID No.: 310112197301070017

Shanshan Zhao (Spouse) (“Party B”)

Residence: Room 27A, Buidling No. 8, No. 118 Ziyun Road, Changning District, Shanghai

ID No.: 320623197602047820

Whereas:

Party A is a shareholder of Beijing Asiamedia Interactive Advertising Co., Ltd., holding a 1.67% shareholding, and Party B is the lawful spouse of Party A.

Now, Part A and Party B both, in accordance with PRC law and regulations, confirm and covenant to eLong, Inc. and WFOE as follows:

1. Party A and Party B both understand that, the shareholding held by Party A is not actual property of Part A, not part of Party A’s assets, and not joint marital property of Party A and Party B under PRC law. Neither Party A nor Party B has any right to assert any rights, benefits, preferences or claims related to the shareholding.

2. Party A and B both covenant that all rights and benefits related to the shareholding (including but not limited to inheritance, transfer, voting, mortgage, disposal, benefits, etc.) are not part of the inheritable property of either party, Party A and Party B and any party inheriting under PRC law does not have any right of inheritance to the shareholding.

3. Party A and Party B both represent and warrant, that no other family member or relative has any rights, benefits or preferences related to the shareholding, and there is no factual basis for any such claims or assertions; no family member or relative shall make any claims or assertions relating to the shareholding in the future.

This Declaration and Undertaking is the genuine expression of the intent of Party A and Party B, has been voluntarily issued in accordance with applicable law, and is binding and enforceable on Party A and Party B, who shall bear all legal liability to eLong, Inc. and WFOE for the effectiveness and enforceability of this Letter of Representations.

This Declaration and Undertaking is irrevocable and permanent.

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[signature page of Declaration and Undertaking]

Party A: Hao Jiang
/s/ Hao Jiang
Date: September 7, 2015

Party B: Shanshan Zhao
/s/ Shanshan Zhao
Date: September 7, 2015